Exhibit 10.1

Amendment to SHAREHOLDERS AGREEMENT

This Amendment to Shareholders Agreement (this “Amendment”) dated January 24, 2025 (the “Effective Date”) amends the Shareholders Agreement by and between Reed’s, Inc., a Delaware corporation (the “Company”) and D&D Source of Life Holding Ltd., a Cayman Islands exempted company (the “Investor”) dated May 25, 2023.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor agree as follows:

1.	Definitions. In addition to the terms defined elsewhere in this Amendment, for all purposes of this Amendment, capitalized but undefined terms shall have the same meaning as in the Shareholders Agreement.

2.	Board of Directors. The Section 2 of the Shareholders Agreement shall be replaced in its entirety with the following:

“(a) For so long as Investor beneficially owns 25% or more of the Company’s issued and outstanding common stock:

(i) the board of directors of the Company (the “Board”) and all applicable committees of the Board shall take all necessary actions to appoint three (3) individuals designated by the Investor (the “Designated Directors”) as directors of the Company. Two of the Designated Directors shall be “independent directors” as defined in the rules of the Nasdaq Stock Market. The Board shall recommend, support and solicit proxies (if necessary) for the election of the Designated Directors at the shareholders meetings of the Company in the same manner and with the same efforts as the Board and all applicable committees of the Board recommend, support and solicit proxies for the election of the Company’s other director nominees;

(ii) the Investor may recommend one (1) candidate to be appointed as an observer to the Board of the Company, subject to Board appointment and candidate’s execution of a customary Board Observer Agreement; and

(iii) without the consent of Investor’s two independent Designated Directors, the size of the Board shall not exceed nine (9) members, including the seats held by the Designated Directors.”

3.	Ratification. All terms and provisions of the Agreement not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in this Amendment or the original Agreement shall include the terms contained in this Amendment. Any conflict between the provisions of this Amendment and the Agreement shall be resolved in favor of the provisions of this Amendment.

4.	Counterparts. This Amendment may be executed in one or more facsimile, electronic or original counterparts, each of which shall be deemed an original and both of which together shall constitute the same instrument.

(Signature Page Follows)

1

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed by its authorized signatory as of the date first set forth above.

Reed’s, Inc.		D&D Source of Life Holding Ltd.

		By:	Era Regenerative Medicine Limited
		Its:	Sole Shareholder

By:	/s/ Norman E. Snyder, Jr.	By:	/s/ Qi Meng
Name:	Norman E. Snyder, Jr.	Name:	Qi Meng
Title:	Chief Executive Officer	Title:	Authorized Signatory

[Signature Page to Amendment to Shareholders Agreement]